                                                       RULE NO. 424(b)(5)
                                                       REGISTRATION NO. 33-47957


           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 8, 1996

           ---------------------------------------------------------------------
           BECTON
-----------------
        DICKINSON

                                  $100,000,000

                         BECTON, DICKINSON AND COMPANY

                        6.90% NOTES DUE OCTOBER 1, 2006

                                --------------

  Interest on the Notes is payable on April 1 and October 1 of each year, commencing April 1, 1997. The Notes are not redeemable prior to maturity and will not be entitled to any sinking fund. See "Description of Notes." The Notes will be represented by one global Note registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in certificated form will not be issued. The Notes will be issued only in denominations of $1,000 and integral multiples thereof. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal, premium, if any, and interest will be made by the Company in immediately available funds. See "Description of Notes--Same-Day Settlement and Payment".

                                --------------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS SUPPLEMENT  OR THE  PROSPECTUS TO
   WHICH IT RELATES.  ANY REPRESENTATION TO  THE CONTRARY IS  A CRIMINAL OF-
   FENSE.

                                --------------

                                     INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO
                                    OFFERING PRICE(1) DISCOUNT(2)  COMPANY(1)(3)
                                    ----------------- ------------ -------------
Per Note...........................      99.861%         0.650%       99.211%
Total..............................    $99,861,000      $650,000    $99,211,000

-------
(1) Plus accrued interest, if any, from October 11, 1996.
(2) The Company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deduction of expenses estimated at $160,000 payable by the Company.

                                --------------

  The Notes offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about October 11, 1996, against payment therefor in immediately available funds.

                              GOLDMAN, SACHS & CO.

                                --------------

           The date of this Prospectus Supplement is October 8, 1996.

  IN CONNECTION WITH THIS OFFERING, GOLDMAN, SACHS & CO. MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

  Becton, Dickinson and Company (the "Company") intends to use the net proceeds received from the sale of the Notes offered hereby to repay a portion of its outstanding commercial paper, which in the aggregate had a weighted average interest rate of 5.5% per annum on September 30, 1996. Pending application of the net proceeds, such proceeds may be invested in short-term interest-bearing securities.

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

  The Company's 6.90% Notes Due October 1, 2006 (the "Notes") will be limited to an aggregate principal amount of $100,000,000 and will mature on October 1, 2006. The Notes will bear interest from October 11, 1996, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on each April 1 and October 1, beginning April 1, 1997, to the persons in whose names the Notes or any predecessor Notes are registered at the close of business on the preceding March 15 and September 15, respectively, except that in the case of a global Note representing Notes, such payment will be made in accordance with arrangements then in effect among the Company, the Trustee and the depositary. The Notes will not be redeemable at the option of either the Company or the holders thereof and will not be entitled to any sinking fund. The Notes will be issued in registered form, in denominations of $1,000 and integral multiples thereof. The covenants contained in the Indenture would not necessarily afford holders of the Notes protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Notes.

BOOK-ENTRY SYSTEM

  The Notes will be issued only in book-entry form through the facilities of The Depository Trust Company ("DTC"), and will be in denominations of $1,000 and integral multiples thereof. Transfers or exchanges of beneficial interests in Notes in book-entry form may be effected only through a participating member of DTC. Under certain limited circumstances Notes may be issued in certificated form in exchange for the global Note. See "Description of Debt Securities--Global Debt Securities" in the Prospectus accompanying this Prospectus Supplement. In the event that Notes are issued in certificated form such Notes may be transferred or exchanged at the offices described in the immediately following paragraph.

  Payments on Notes issued in book-entry form will be made to DTC. In the event Notes are issued in certificated form, principal, premium, if any, and interest will be payable, the transfer of the Notes will be registrable and Notes will be exchangeable for Notes bearing identical terms and provisions at the office of the Trustee at 450 West 33rd Street, 15th floor, New York, New York 10001, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto.

  Payment of principal of, and interest and premium, if any, on Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global Note representing such Notes. The Company has been informed by DTC that its nominee will be Cede & Co. ("CEDE"). Accordingly, CEDE is expected to be the initial registered holder of the Notes.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by Goldman, Sachs & Co. in immediately available funds. All payments of principal, premium, if any, and interest will be made by the Company in immediately available funds or the equivalent, as long as DTC continues to make its Same-Day Funds Settlement System available to the Company.

  The Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Notes therefore will be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

  NONE OF THE COMPANY, THE TRUSTEE, OR ANY OTHER AGENT OF THE COMPANY OR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL OWNERSHIP INTERESTS IN THE GLOBAL NOTE REPRESENTING THE NOTES OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL OWNERSHIP INTERESTS, AS SUCH RECORDS OR PAYMENT PROCEDURES ARE MORE FULLY DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement dated January 10, 1995 (the "Underwriting Agreement"), and the related Pricing Agreement dated October 8, 1996 (the "Pricing Agreement"), the Company has agreed to sell to Goldman, Sachs & Co. ("Goldman Sachs"), and Goldman Sachs have agreed to purchase $100,000,000 principal amount of the Notes.

  Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, Goldman Sachs are committed to take and pay for all of the Notes, if any are taken.

  Goldman Sachs propose to offer the Notes in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.40% of the principal amount of the Notes. Goldman Sachs may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by Goldman Sachs.

  The Notes are a new issue of securities with no established trading market. The Company has been advised by Goldman Sachs that they intend to make a market in the Notes but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

                         BECTON, DICKINSON AND COMPANY

           DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES

                               ----------------

  Becton, Dickinson and Company (the "Company") from time to time may offer, at an aggregate initial offering price not to exceed $200,000,000, its unsecured debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities") and warrants to purchase Debt Securities (the "Warrants" and, together with the Debt Securities, the "Securities"). The Debt Securities and Warrants may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus (each, a "Prospectus Supplement"). The Company may sell the Securities to or through underwriters, and also may sell the Securities directly to other purchasers or through agents. See "Plan of Distribution."

  The terms of the Securities, including, with respect to the Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, and terms for redemption and, with respect to any Warrants, where applicable, the offering price, exercise price, duration and detachability, and the names and compensation of any underwriters or agents and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, will be set forth in the Prospectus Supplement relating to such Securities. As used herein, Securities shall include securities denominated in United States dollars or, at the option of the Company, if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit. This Prospectus may not be used to consummate sales of Securities unless accompanied by the Prospectus Supplement applicable to the Securities being sold.

                               ----------------

  THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND  EXCHANGE COMMISSION OR  ANY STATE  SECURITIES COMMISSION NOR  HAS
       THE SECURITIES AND  EXCHANGE COMMISSION OR  ANY STATE  SECURITIES
         COMMISSION  PASSED UPON  THE  ACCURACY OR  ADEQUACY  OF THIS
           PROSPECTUS.  ANY  REPRESENTATION TO  THE  CONTRARY IS  A
              CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is October 8, 1996

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and also other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  This Prospectus does not contain all of the information contained in the Registration Statement filed by the Company with the Commission under the Securities Act of 1933, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which are on file with the Commission (File No. 1-
4802) pursuant to the Exchange Act, are incorporated herein by reference and made a part hereof:

    (a) The Company's most recently filed Annual Report on Form 10-K;

    (b) The Company's Quarterly Reports on Form 10-Q filed since the end of the Company's fiscal year covered by its most recent Annual Report on Form 10-K;

    (c) The Company's Current Reports on Form 8-K filed since the end of the Company's fiscal year covered by its most recent Annual Report on Form 10-K; and

    (d) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act filed since the end of the Company's fiscal year covered by its most recent Annual Report on Form 10-K and prior to the termination of the offering of the Securities hereunder.

  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800.

                                  THE COMPANY

  The Company was incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Its executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880 and its telephone number is (201) 847-6800. All references herein to the "Company" refer to Becton, Dickinson and Company and its domestic and foreign subsidiaries unless otherwise indicated by the context.

  The Company is engaged principally in the manufacture and sale of a broad line of medical supplies and devices and diagnostic systems used by health care professionals, medical research institutions and the general public. The Company's operations are comprised of two worldwide business segments, Medical Supplies and Devices ("Medical") and Diagnostic Systems ("Diagnostic").

  The major products in the Company's Medical segment are hypodermic products, specially designed devices for diabetes care, prefillable drug delivery systems, vascular access products and specialty and surgical blades. The Medical segment also includes specialty needles, drug infusion systems, disposable scrubs, elastic support products and thermometers.

  The major products in the Company's Diagnostic segment are manual and instrumented microbiology products, sample collection products, flow cytometry systems for cellular analysis, tissue culture labware, hematology instruments and other diagnostic systems, including immunodiagnostic test kits.

  The Company's products are manufactured and sold worldwide. The principal markets for the Company's products outside of the United States are Europe, Japan, Mexico, Asia Pacific, Canada and Brazil. The principal products sold by the Company outside the United States are hypodermic needles and syringes, diagnostic systems, VACUTAINER (R) brand sample collection products, HYPAK (R) brand prefillable syringe systems and intravenous catheters. The Company has manufacturing operations in Australia, Brazil, France, Germany, Ireland, Japan, Mexico, Singapore, Spain, the United Kingdom and the United States.

  The Company's products and services are marketed in the United States both through independent distribution channels and directly to end-users. The Company's products are marketed outside of the United States through independent distributors and sales representatives, and in some markets directly to end-users.

                                USE OF PROCEEDS

  Except as may be set forth in the Prospectus Supplement with respect to any Securities, the net proceeds to the Company from the sale of the Securities offered hereby will be added to the general funds of the Company and may be used to repay outstanding debt and to meet capital expenditure and working capital requirements. The Company has not allocated a specific portion of the net proceeds for any particular use at this time. Pending application of the net proceeds, such proceeds may be invested in marketable securities.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data for each of the five years in the period ended September 30, 1995 are derived from the audited consolidated financial statements of the Company and its subsidiaries, with the exception of the ratio of earnings to fixed charges which for each of the periods presented is unaudited. The selected consolidated financial data as of June 30, 1996 and for the nine month periods ended June 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which in the opinion of management of the Company are considered necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended September 30, 1996. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein. See "Incorporation of Certain Documents by Reference".

                              (UNAUDITED)
                              NINE MONTHS
                            ENDED JUNE 30,                    YEAR ENDED SEPTEMBER 30,
                         --------------------- ---------------------------------------------------------
                            1996       1995       1995       1994       1993          1992       1991
                         ---------- ---------- ---------- ---------- ----------    ---------- ----------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
 Revenues............... $2,038,605 $1,990,411 $2,712,525 $2,559,461 $2,465,405    $2,365,317 $2,172,168
 Gross Profit...........    969,299    914,690  1,276,167  1,159,827  1,097,003     1,063,696    999,820
 Interest Expense, Net..     28,758     33,003     42,833     47,624     53,412        49,116     50,051
 Income Before
  Cumulative Effect of
  Accounting Changes....    196,479    165,123    251,696    227,174    212,840       200,753    189,789
 Earnings Per Share--
  Before Cumulative
  Effect of Accounting
  Changes (A)...........       1.45       1.16       1.79       1.52       1.35          1.28       1.21
 Earnings Per Share--Net
  Income (A)............       1.45       1.16       1.79       1.52        .44(B)       1.28       1.21
 Dividends Per Share
  (A)...................        .35        .31        .41        .37        .33           .30        .29
 Ratio of Earnings to
  Fixed Charges (C)
  (Unaudited)...........       5.82        --        5.43       4.59       3.49          3.68       3.54
BALANCE SHEET DATA AT
 PERIOD END:
 Working Capital........ $  434,477        --  $  607,483 $  648,230 $  514,680    $  507,874 $  500,304
 Total Assets...........  2,909,673        --   2,999,505  3,159,533  3,087,565     3,177,675  2,779,975
 Short-Term Debt (in-
  cluding current por-
  tion of long-term
  debt).................    427,155        --     205,799    173,228    206,763       285,074    141,709
 Long-Term Debt.........    371,942        --     557,594    669,157    680,581       685,081    739,076
 Shareholders' Equity...  1,306,800        --   1,398,385  1,481,694  1,456,953     1,594,926  1,363,786

--------
(A) Reflects a two-for-one stock split, the shares for which were distributed on August 15, 1996.

(B) In 1993, Earnings Per Share--Net Income includes a $.91 per share charge ($141,057), net of taxes, related to the adoption of Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions; No. 112, Employers' Accounting for Postemployment Benefits; and No. 109, Accounting for Income Taxes.

(C) Earnings used to compute this ratio are earnings before income taxes and cumulative effect of accounting changes and before fixed charges (excluding, for purposes of such computation, interest capitalized during the period) and after excluding undistributed earnings and losses of minority-owned affiliates. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and expense, and the portion of rental expense representative of an interest factor.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Offered Debt Securities (as defined below) are to be issued under an Indenture, dated as of December 1, 1982, as supplemented by the First Supplemental Indenture, dated as of May 15, 1986, and as further supplemented by the Second Supplemental Indenture, dated as of January 10, 1995 (as so supplemented, the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank, the successor to Manufacturers Hanover Trust Company), as Trustee (the "Trustee") (a copy of which is on file with the Commission and is incorporated herein by reference as an exhibit to the Registration Statement of which this Prospectus is a part). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

  The Debt Securities will be unsecured and unsubordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. As of September 30, 1996, there was outstanding under the Indenture unsecured and unsubordinated notes and debentures in an aggregate principal amount of $415,000,000.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby (the "Offered Debt Securities") for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (5) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or analogous provisions; (7) if applicable, the date after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other terms and provisions of such optional redemption; (8) the currency of payment of principal of and premium, if any, and interest on the Offered Debt Securities; (9) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (10) whether the Offered Debt Securities will be issued in whole or in part in the form of one or more Global Debt Securities and, in such case, the depository for such Offered Debt Securities; and (11) any additional terms of the Offered Debt Securities. (Section 301)

  Unless otherwise provided in a Prospectus Supplement, principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at an office or agency in a Place of Payment designated for the Offered Debt Securities, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 202, 203, 205 and
1002)

  The Offered Debt Securities will be issued only in registered form without coupons and, unless otherwise indicated in the Prospectus Supplement relating thereto, in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 203 and 305)

  Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. If the Offered Debt Securities are Original Issue Discount Securities, special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

CERTAIN COVENANTS OF THE COMPANY

 Definitions

  "Attributable Debt" is defined to mean, as to any particular lease, the total net amount of rent (discounted at a rate per annum equivalent to the interest rate inherent in such lease, as determined in good faith by the Company, compounded semiannually) required to be paid during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended. (Section 101)

  "Consolidated Net Tangible Assets" is defined as the total amount of assets of the Company and its Restricted Subsidiaries (less depreciation, valuation and other applicable reserves) after deducting (i) all current liabilities (excluding any liabilities constituting Funded Debt by reason of being renewable or extendable), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, (iii) investments in and advances to Subsidiaries which are not Restricted Subsidiaries, and (iv) minority interests in the equity of Restricted Subsidiaries. (Section 101)

  "Funded Debt" is defined to mean all indebtedness for borrowed money maturing more than 12 months after the time of computation thereof, guarantees of such indebtedness of others (except guarantees of collection arising in the ordinary course of business), and all obligations in respect of lease rentals which, under generally accepted accounting principles, are shown on a balance sheet as a non-current liability. (Section 101)

  "Principal Property" is defined to mean any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) now owned or hereafter acquired by the Company or any Restricted Subsidiary and used primarily for manufacturing, processing or warehousing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value (without deduction of any depreciation reserves) of which is in excess of 2.0% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or portion thereof which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety. (Section 101)

  "Restricted Subsidiary" is defined to mean any Subsidiary substantially all of the property and operations of which are located in the United States (excluding its territories and possessions, but including Puerto Rico), and which owns or leases a Principal Property, except a Subsidiary which is primarily engaged in the business of a finance company. (Section 101)

  "Subsidiary" is defined to mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and by one or more other Subsidiaries. (Section 101)

 Restrictions on Secured Debt

  If the Company or any Restricted Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Restricted Subsidiary, the Company will secure, or cause such Restricted Subsidiary to secure, the Debt Securities (and, if the Company so elects, any other Debt of the Company or such Restricted Subsidiary which is not subordinate to the Debt Securities) equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured, together with all Attributable Debt of the Company and its Restricted Subsidiaries in respect of certain sale and leaseback transactions involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages existing on properties on the date of the Indenture, (b) Mortgages on properties, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction Mortgages, (c) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (d) Mortgages in favor of Federal and State governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute, (e) Mortgages in favor of the Company or a Restricted Subsidiary, (f) Mortgages in connection with the issuance of certain tax-exempt industrial development bonds, (g) Mortgages under workers' compensation laws, unemployment insurance laws or similar legislation, or certain deposits including those to secure statutory obligations or certain bonds (or pledges or deposits for similar purposes in the ordinary course of business), or liens imposed by law and certain other liens or other encumbrances, and (h) subject to certain limitations, any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (g), inclusive. (Section 1007)

 Restrictions on Sale and Leasebacks

  Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving the taking back of a lease, for a period of three or more years, of any Principal Property, the acquisition, completion of construction or commencement of full operation of which has occurred more than 120 days prior thereto, unless (a) the commitment to enter into such sale and leaseback transaction was obtained during such 120 day period, (b) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage on such Principal Property as described under "Restrictions on Secured Debt" above in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Debt Securities, (c) the Company, within 120 days after the sale or transfer shall have been made, applies to the retirement of its Funded Debt an amount (the "Designated Amount"), subject to credits for certain voluntary retirements of Funded Debt, equal to the greater of (i) the net proceeds of the sale of such Principal Property and (ii) the fair market value of such Principal Property, or (d) the Company or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the sale or transfer, has expended or reasonably expects to expend within such period any monies to acquire or construct any Principal Property or Properties in which event the Company or such Restricted Subsidiary may enter into such sale and leaseback transaction, but (unless certain other conditions are met) only to the extent that the Designated Amount in respect thereof is less than such monies expended or to be expended. This restriction will not apply to any sale and leaseback transactions between the Company and a Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary. (Section 1008)

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due;

(b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) a default under any evidence of indebtedness for money borrowed by the Company (including a default with respect to Debt Securities of any other series) or under any instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including the Indenture), whether such indebtedness exists as of the date of the Indenture or is thereafter created, which default results in the acceleration of indebtedness in an amount in excess of $10,000,000 without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and
(g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501) If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of a least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver of defaults, see "Modification and Waiver" below.

  Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section 603) Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

  The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. (Section 1009) The Indenture provides that the Trustee may withhold notice to the holders of the Debt Securities of any series of any default (except in the case of a default in the payment of the principal of (or premium, if any) or interest (if any) on any Debt Securities of such series or in the payment of any sinking fund installment with respect to Debt Securities of such series) if the Trustee considers it in the interest of the Holders of the Debt Securities to do so. (Section 602)

MODIFICATION AND WAIVER

  Certain modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders of the Outstanding Debt Securities of any series. In addition, modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the stated maturity date of the principal of, or any instalment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or the premium (if any) payable upon the redemption of, or interest (if any) on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium (if any) or interest (if any) on, any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Sections 901 and 902)

  The Holders of at least 66 2/3% in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as the series is concerned, compliance by the Company with certain restrictive covenants of the Indenture. (Section 1010) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest (if any) on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided (i) that the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) that after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and
(iii) that certain other conditions are met. (Article Eight)

DEFEASANCE OF OFFERED DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

  Defeasance and Discharge. The Indenture provides that the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) on the 91st day after the date of deposit with the Trustee, in trust, of money and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money, in an amount sufficient to pay each instalment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the Stated Maturity of such payments, or until a Redemption Date designated by the Company, in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if, among other things,
(i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, and (ii) such deposit, defeasance and discharge will not cause any Debt Securities of such series then listed on the New York Stock Exchange or other securities exchange to be delisted. (Section 403)

  Defeasance of Certain Covenants. The Indenture provides that with respect to any series of Debt Securities, the Company may elect to omit to comply with the restrictive covenants of the Indenture described herein under "Restrictions on Secured Debt" and "Restrictions on Sale and Leasebacks" if the Company deposits with the Trustee, in trust, money and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money, in an amount sufficient to pay each instalment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the Stated Maturity of such payments, or until a Redemption Date designated by the Company, in accordance with the terms of the Indenture and such Debt Securities. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company) to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. (Section 1009)

  Defeasance and Events of Default. In the event the Company omits to comply with certain covenants of the Indenture with respect to any series of Debt Securities as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on Debt Securities of such series at the time of their Stated Maturity, or until a Redemption Date designated by the Company, but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

GLOBAL DEBT SECURITIES

  The Debt Securities may be issued in the form of one or more global certificates (each a "Global Debt Security") registered in the name of a depository or a nominee of a depository (the "Depository"). Unless otherwise specified in an applicable Prospectus Supplement, the Depository will be The Depository Trust Company ("DTC"). No person acquiring an interest in the Debt Securities (a "Holder") will be entitled to receive a certificate representing such person's interest in the Debt Securities except as set forth herein. Unless and until certificated Debt Securities are issued under the limited circumstances described herein, all references to actions by Holders shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to Holders shall refer to payments and notices to DTC or its nominee, as the registered holder of the Debt Securities, as the case may be, for distribution to Holders in accordance with the DTC procedures.

  DTC is a limited purpose trust company organized under the laws of the State of New York, which is a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Holders that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Debt Securities may do so only through Participants and Indirect Participants. Under a book-entry format, Holders may experience some delay in their receipt of payments, since such payments will be forwarded by the agent designated by the Company to DTC's nominee. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or Holders. Holders will not be recognized by the Trustee as registered holders of the Debt Securities entitled to the benefits of the Indenture. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through Participants.

  Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC will be required to make book-entry transfers of Debt Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which Holders have accounts with respect to the Debt Securities similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Holders.

  Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a Holder to pledge Debt Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Debt Securities may be limited due to the absence of physical certificates for such Debt Securities.

  DTC has advised the Company that it will take any action permitted to be taken by a Holder under the Indenture only at the direction of one or more Participants to whose accounts with DTC the Debt Securities are credited.

  The Global Debt Security shall be exchangeable for Debt Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for such Global Debt Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository, (ii) the Company executes and delivers to the Trustee a Company Order that such Global Debt Security shall be so exchangeable or (iii) there shall have occurred and be continuing a default in the payment of principal of, or interest or premium on, the Debt Securities or an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the Debt Securities. Any Global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names as DTC shall direct.

  Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of certificated Debt Securities. Upon surrender by DTC of the Global Debt Security representing the Debt Securities and instructions for re-registration, the Trustee will reissue the Debt Securities as certificated Debt Securities, and thereafter the Trustee will recognize the holder of such certificated Debt Securities as registered holders of Debt Securities entitled to the benefits of the Indenture.

  A Global Debt Security may not be transferred except as a whole by DTC with respect to such Global Debt Security to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor Depository appointed by the Company. DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Debt Security evidencing all or part of the Debt Securities unless such beneficial interest is an amount equal to an authorized denomination for the Debt Securities.

CONCERNING THE TRUSTEE

  The Company maintains a banking relationship with the Trustee.

                            DESCRIPTION OF WARRANTS

  The Company may issue Warrants for the purchase of Debt Securities. Warrants may be issued independently or together with any Debt Securities offered by any Prospectus Supplement and, if issued together with any Debt Securities, may be attached to or separate from such Debt Securities.

  The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general terms may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

  The Offered Warrants (as defined below) are to be issued under Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants and shall be evidenced by Warrant Certificates (each a "Warrant Certificate"). A copy of the forms of Warrant Agreement and Warrant Certificate are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the forms of Warrant Agreement and Warrant Certificate does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrant Certificate.

GENERAL

  The Prospectus Supplement or Prospectus Supplements relating to any Warrants will describe the terms of the Warrants offered thereby (the "Offered Warrants"), the Warrant Agreement relating to such Warrants and the Warrant Certificates representing such Warrants, including the following: (1) the offering price; (2) the currency or currencies for which the Offered Warrants may be purchased; (3) the designation, aggregate principal amount, currency or currencies and terms of the Debt Securities purchasable upon exercise of the Offered Warrants and the procedures and conditions relating to the exercise of such Offered Warrants; (4) if applicable, the designation and terms of the Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (5) if applicable, the date on and after which the Offered Warrants and such related Debt Securities will be separately transferable; (6) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price and currency at which such principal amount of Debt Securities may be purchased upon such exercise; (7) the date on which the right to exercise the Offered Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (8) federal income tax consequences; and (9) any additional terms of the Offered Warrants.

  Warrant Certificates will be issued only in fully registered form and may be exchanged for new Warrant Certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement describing the terms of the Offered Warrants. Prior to the exercise of their Offered Warrants, holders of Offered Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal and any premium or interest on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture, except as otherwise provided in the Indenture or pursuant thereto.

EXERCISE OF WARRANTS

  Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Offered Warrants. Offered Warrants may be exercised at any time up to 5:00 P.M., New York time, on the Expiration Date and in the manner set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Offered Warrants will become void.

  Offered Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the Prospectus Supplement describing the terms of the Offered Warrants of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Offered Warrants will be deemed to have been exercised upon receipt by the Warrant Agent of the exercise price, subject to the receipt within five business days of the Warrant Certificate evidencing such Offered Warrants. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement describing the terms of the Offered Warrants, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Offered Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                             PLAN OF DISTRIBUTION

GENERAL

  The Company may sell the Securities through underwriters or dealers, directly to purchasers or through agents or through a combination of any such methods of sale. If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

  In connection with the sale of the Securities, underwriters may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, and the names of such underwriters, dealers and agents, will be set forth in the applicable Prospectus Supplement to the extent required. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Act").

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

DELAYED DELIVERY ARRANGEMENTS

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                            VALIDITY OF SECURITIES

  Unless otherwise indicated in the Prospectus Supplement with respect to any Securities, the validity of the Securities will be passed upon for the Company by John W. Galiardo, Vice Chairman of the Board and General Counsel of the Company, and for the underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. As of September 30, 1996, Mr. Galiardo owned 90,730 shares of the Company's common stock, had options to acquire 698,708 shares and was entitled to receive 18,504 shares under the Company's Stock Award Plan. In addition, Mr. Galiardo had a vested interest, as of August 31, 1996, under the Company's Savings Incentive Plan in 8,757 shares of the Company's common stock and in 410 shares of the Company's Series B ESOP Convertible Preferred Stock.

                                    EXPERTS

  The consolidated financial statements of the Company, incorporated by reference into the Company's Annual Report on Form 10-K for the year ended September 30, 1995 (the "1995 10-K"), and the related schedule thereto included in the 1995 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   --------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Use of Proceeds............................................................ S-2
Description of Notes....................................................... S-2
Underwriting............................................................... S-3
                                   PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents by Reference ...........................   2
The Company ...............................................................   3
Use of Proceeds ...........................................................   3
Selected Consolidated Financial Data ......................................   4
Description of Debt Securities ............................................   5
Description of Warrants....................................................  12
Plan of Distribution ......................................................  13
Validity of Securities ....................................................  14
Experts ...................................................................  14

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                                  $100,000,000

                         BECTON, DICKINSON AND COMPANY

                        6.90% NOTES DUE OCTOBER 1, 2006

                                   --------

                                          --------------------------------------
                                          BECTON
------------------------------------------------
                                       DICKINSON

                                   --------

                              GOLDMAN, SACHS & CO.


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